Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 20, 2007, with respect to the financial statements of Trustcash LLC, for the year ended December 31, 2006 included in Trustcash Holdings, Inc.'s Current Report on Form 8-K to be filed on July 6, 2007 with the Securities and Exchange Commission.

/s/  SOBEL & CO., LLC

Livingston, New Jersey

July 6, 2007